Exhibit 99.1

U.S. Energy Corp. Declares Quarterly Cash Dividend

HOUSTON, TX – October 27, 2022 — U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced that its Board of Directors has declared a cash dividend on the Company’s common stock in the amount of $0.0225 per share. The dividend is payable on November 22, 2022 to stockholders of record as of the close of business on November 8, 2022.

About U.S. Energy Corp.

We are a growth focused energy company engaged in operating a portfolio of mature, low decline assets that is expected to allow us to execute on a leading capital returns program to shareholders. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Corporate Contact:

Ryan Smith

Chief Executive Officer

IR@usnrg.com

(303) 993-3200

www.usnrg.com